EXHIBIT 99.1
Unaudited Condensed Consolidated Financial Statements of Avanex Corporation
AVANEX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Nine Months Ended
	March 31,2009	March 31,2008
Net Revenue	$111,884	$156,272
Cost of revenue	98,033	108,866

Gross Profit	13,851	47,406

Operating expenses:
Research and development	17,966	21,390
Sales and marketing	9,590	12,524
General and administrative	11,818	14,076
Amortization of intangibles	107	715
Restructuring	3,009	(301)
Loss on disposal of property and equipment	—	1
Gain on sale of subsidiary	—	(1,996)
Impairment of goodwill and intangibles	9,615	—

Total operating expenses	52,105	46,409

Loss from operations	(38,254)	997
Interest and other income (expense), net	395	2,969

Loss before income taxes	(37,859)	3,966
Income tax provision (benefit)	(619)	499

Net income (loss)	$(37,240)	$3,467

Net income (loss) per share:
Basic	$(2.40)	$0.23
Diluted	$(2.40)	$0.23
Shares used in computing net income (loss) per share:
Basic	15,516	15,216
Diluted	15,516	15,383
See accompanying notes.

AVANEX CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited, in thousands)

	Nine Months Ended
	March 31, 2009	March 31, 2008
Cash flows from operating activities:
Net income (loss)	$(37,238)	$3,467
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss on disposal of property and equipment	35	1
Depreciation and amortization	3,102	2,311
Amortization of intangibles	107	715
Stock-based compensation	4,259	4,920
Provision (recovery) of doubtful accounts and sales returns	377	(295)
Non-cash pension expense	76	—
Write-off of excess and obsolete inventory	4,712	3,863
Impairment of goodwill and intangibles	9,615	—
Changes in operating assets and liabilities:
Accounts receivable	14,099	6,067
Inventories	(4,969)	(3,584)
Other current assets	(4,255)	(522)
Other assets	(327)	(60)
Due to/from related party	172	(2,778)
Accounts payable	(12,794)	518
Accrued compensation	(2,640)	125
Accrued restructuring	(2,013)	(2,444)
Accrued warranty	(387)	(173)
Other accrued expenses and deferred revenue	4,342	(2,042)

Net cash provided by (used in) operating activities	(23,727)	10,089

Cash flows from investing activities:
Purchases of property and equipment	(3,994)	(2,681)
Net cash used in asset purchase	—	(2,139)
Purchases of investments	(23,252)	(43,905)
Maturities of investments	43,985	34,121
Increase in restricted cash	102	(137)

Net cash provided by (used in) investing activities	16,841	(14,741)

Cash flows from financing activities:
Proceeds from issuance of common stock	154	754
Payments on capital lease obligations	(9)	(6)

Net cash provided by (used in) financing activities	145	748

Effect of exchange rate on cash and cash equivalents	537	251
Net increase (decrease) in cash and cash equivalents	(6,204)	(3,653)
Cash and cash equivalents at beginning of period	14,839	14,837

Cash and cash equivalents at end of period	$8,635	$11,184

Supplemental disclosures of non-cash transactions:
Fixed asset purchases included in accounts payable	$151	$—
See accompanying notes.

AVANEX CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. Basis of Presentation
     Avanex Corporation and its wholly owned subsidiaries (the “Company”) design, manufacture and market fiber optic-based products which increase the performance of optical networks. The Company sells products to telecommunications system integrators and their network carrier customers. The Company was incorporated in October 1997 in California and reincorporated in Delaware in January 2000.
     The accompanying unaudited condensed consolidated financial statements for the nine months ended March 31, 2009 and March 31, 2008 have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial statements and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), and include the accounts of Avanex and its subsidiaries. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the consolidated operating results for the nine months ended March 31, 2009 and March 31, 2008, and the consolidated cash flows for the nine months ended March 31, 2009 and March 31, 2008. The consolidated results of operations for the nine months ended March 31, 2009 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year ending June 30, 2009.
     The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes for the year ended June 30, 2008, contained in its Annual Report on Form 10-K filed with the SEC on September 5, 2008.
2. Impairment of Goodwill
     Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” (SFAS 142) prescribes a two-step process for impairment testing of goodwill and indefinite life of intangible assets. The first step screens for impairment, while the second step, measures the impairment, if any. SFAS 142 requires impairment testing based on reporting units.
     The first step is a comparison of each reporting unit’s fair value to its carrying value. The Company estimates fair value using the best information available, including market information and discounted cash flow projections also referred to as the income approach. If the carrying value of the reporting unit is higher than its fair value, there is an indication that impairment may exist and the second step must be performed to measure the amount of impairment loss. The amount of impairment is determined by comparing the implied fair value of reporting unit goodwill to the carrying value of the goodwill in the same manner as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill is less than the recorded goodwill, the Company would record an impairment charge for the difference.
     In the three months ended December 31, 2008, the Company evaluated goodwill due to indications of impairment including the current economic environment, its operating results, a sustained decline in its market capitalization, changes in management, and a decline in its forecasted revenue for the remainder of fiscal 2009. The Step 2 analysis concluded that there had been an impairment of the recorded goodwill in the Company’s one reporting unit. This conclusion is supported by the fair value implied by the proposed merger with Bookham, Inc. announced on January 27, 2009. As such, the Company has written off the book value of $9.4 million of goodwill in the three months ended December 31, 2008.

3. Reverse Stock Split
     Following the close of market on August 12, 2008, the Company effected a one-for-fifteen reverse stock split of its common stock. Accordingly, each fifteen shares of issued and outstanding Avanex common stock and equivalents as of the close of market on August 12, 2008 were converted into one share of common stock, and the reverse stock split was reflected in the trading price of Avanex’s common stock at the opening of market on August 13, 2008. Unless indicated otherwise, all share amounts and per share prices appearing herein reflect the reverse stock split for all periods presented.
4. Restructuring
     In the second quarter of fiscal 2009, the Company closed its Melbourne, Florida facility and transferred the respective product lines, inventory, and fixed assets to either its France, China, or Thailand offices. The costs associated with this restructuring consisted of one-time termination benefits of approximately $2.1 million and facilities-related costs of approximately $0.3 million. The $2.1 million of one-time termination benefits includes $0.7 million of stock compensation charges due to accelerated vesting of restricted stock units.
5. Disclosures about Segments of an Enterprise
     FASB Statement No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. FASB Statement No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers.
     The Company’s chief operating decision maker is considered to be the Company’s Chief Executive Officer (“CEO”). The CEO reviews the Company’s financial information presented on a consolidated basis substantially similar to the accompanying consolidated financial statements. Therefore, the Company has concluded that it operates in one segment and accordingly has provided enterprise-wide disclosures.
     Revenues by geographical area were as follows (in thousands):

	Nine Months Ended
	March 31,2009	March 31,2008
North America	$34,877	$71,062
Europe	45,000	52,216
Asia	27,898	32,994
Rest of world	4,109	—

	$111,884	$156,272

6. Contingencies
     From time to time, the Company is subject to various legal proceedings that arise from the normal course of business activities. In addition, from time to time, third parties assert patent or trademark infringement claims against the Company in the form of letters and other forms of communication. The Company does not believe that any of these legal proceedings or claims is likely to have a material adverse effect on its consolidated results of operations, financial condition, or cash flows. However, it is possible that an unfavorable resolution of one or more such proceedings could in the future materially affect the Company’s future results of operations, cash flows, or financial position in a particular period.
IPO Class Action Lawsuit
     On August 6, 2001, Avanex, certain of its officers and directors, and various underwriters in its initial public offering (“IPO”) were named as defendants in a class action filed in the United States District Court for the Southern District of New York, captioned Beveridge v. Avanex Corporation et al., Civil Action No. 01-CV-7256. This action and other subsequently filed substantially similar class actions have been consolidated into In re Avanex Corp. Initial Public Offering Securities Litigation, Civil Action No. 01 Civ. 6890. The consolidated amended complaint in the action generally alleges that various investment bank underwriters engaged in improper and undisclosed activities related to the allocation of shares in Avanex’s IPO. Plaintiffs have brought claims for violation of several provisions of the federal securities laws against those underwriters, and also against Avanex and certain of its directors and officers, seeking unspecified damages on behalf of a purported class of purchasers of Avanex’s common stock between February 3, 2000 and December 6, 2000. Various plaintiffs have filed similar actions asserting virtually identical allegations against more than 40 investment banks and 250 other companies. All of these “IPO allocation” securities class actions currently pending in the Southern District of New York have been coordinated for pretrial proceedings as In re Initial Public Offering Securities Litigation, 21 MC 92. On October 9, 2002, the claims against Avanex’s directors and officers were dismissed without prejudice pursuant to a tolling agreement. The issuer defendants filed a coordinated motion to dismiss all common pleading issues, which the Court granted in part and denied in part in an order dated February 19, 2003. The Court’s order did not dismiss the Section 10(b) or Section 11 claims against Avanex.
     In 2007, a settlement between certain parties in the litigation that had been pending with the Court since 2004 was terminated by stipulation of the parties to the settlement, after a ruling by the Second Circuit Court of Appeals in six “focus” cases in the coordinated proceeding (the actions involving Avanex are not a focus case) made it unlikely that the settlement would receive final court approval. Plaintiffs filed amended master allegations and amended complaints in the six focus cases. In 2008, the Court largely denied the focus case defendants’ motion to dismiss the amended complaints.
     The parties have reached a global settlement of the litigation. On October 5, 2009, the Court entered an order certifying a settlement class and granting final approval of the settlement. Under the settlement, the insurers will pay the full amount of the settlement share allocated to Avanex and Avanex will bear no financial liability. Avanex, as well as the officer and director defendants who were previously dismissed from the action pursuant to tolling agreements, will receive complete dismissals from the case. Certain objectors have appealed the Court’s October 5, 2009 order to the Second Circuit Court of Appeals. If for any reason the settlement does not become effective, the Company believes that it has meritorious defenses to the claims and therefore believes that such claims will not have a material effect on its financial position, results of operations or cash flows.
Merger Purported Class Action Lawsuit
     On February 3, 2009, a purported class action complaint was filed against the Company and its directors, Oclaro, Inc. (or “Oclaro”, then known as Bookham), and Ultraviolet Acquisition Sub, Inc. in the Superior Court of California, Alameda County by two individuals who purported to be shareholders of Avanex. Plaintiffs purport to bring the action on behalf of all former shareholders of Avanex. On March 3, 2009, these individuals filed an amended complaint. The amended complaint alleged that the Avanex directors breached their fiduciary duties by failing to maximize shareholder value in connection with the contemplated merger of Avanex and Bookham, and that the joint proxy statement/prospectus failed to provide stockholders with material information or contained materially misleading information thereby rendering the stockholders unable to cast an informed vote on the proposed merger. The complaint also alleged that Avanex, Oclaro, and Ultraviolet Acquisition Sub aided and abetted the Avanex directors’ alleged breach of fiduciary duties. The complaint sought to permanently enjoin the merger with Oclaro, and sought monetary damages in an unspecified amount attributable to the alleged breach of duties, and legal fees and expenses. On April 8, 2009, the parties signed a memorandum of understanding pursuant to which they entered into a stipulation of settlement that provisionally certified the action as a class action. The stipulation provided that members of the class would furnish the defendants with a release, and the plaintiffs’ counsel would seek an award of attorneys’ fees and expenses in the amount of up to $230,000 as part of the settlement, which would be paid by Avanex (or its successor(s)-in-interest). In addition, in connection with the proposed settlement, Avanex made certain additional disclosures to its stockholders on its Current Report on Form 8-K filed April 9, 2009. The Superior Court denied the motion to preliminarily approve the proposed stipulated settlement. The individual plaintiffs thereafter stipulated to dismiss their individual claims with prejudice, and the parties agreed that the Court could award the plaintiffs’ counsel up to $20,000 in fees and costs. The stipulation further provided that the other purported class members would receive notice of such settlement pursuant to a Current Report on Form 8-K filed by Oclaro, and that they would reserve their rights with regard to the defendants.

On August 17, 2009, the Superior Court entered the stipulation as an Order of the Court, dismissing the plaintiffs’ individual claims with prejudice, and ordered Oclaro to pay the plaintiffs’ attorneys’ fees in the amount of $20,000. Notice of such Order was provided in Oclaro, Inc.’s Current Report on Form 8-K filed August 24, 2009.
Bijan Badihian
      On February 13, 2009, Bijan Badihian filed a complaint against Avanex Corporation, its then-CEO Giovanni Barbarossa, then interim CFO Mark Weinswig and an administrative assistant (who has since been dismissed from the action), in the Superior Court for the State of California, Los Angeles County. On June 8, 2009, after defendants filed a demurrer, plaintiff filed a First Amended Complaint adding as defendants Oclaro, Inc. as successor to Avanex, and Paul Smith, who was Chairman of the Avanex Board of Directors. On April 28, 2010 Badihian filed a Second Amended Complaint, which names Avanex, Oclaro (as successor in interest), Greg Dougherty, Joel Smith III, Paul Smith, Barbarossa, and Weinswig. Messrs. Barbarossa, Dougherty and Smith III are current members of Oclaro's Board of Directors. The Second Amended Complaint alleges that defendants failed to disclose material facts regarding Avanex's operational performance and future prospects, or engaged in conduct which negatively impacted those future prospects. The Second Amended Complaint alleges causes of action for (1) breach of fiduciary duty; (2) intentional misrepresentation; (3) negligent misrepresentation; (4) concealment; (5) constructive fraud; (6) intentional infliction of emotional distress; and (7) negligent infliction of emotional distress. The Second Amended Complaint seeks at least $5 million in compensatory damages plus prejudgment interest, unspecified damages for emotional distress, punitive damages, and costs. The parties are currently engaged in discovery. The Superior Court has set a trial date of January 18, 2011.
7. Subsequent Events
On April 27, 2009, the Company was acquired by Oclaro, Inc. in an all-stock transaction, in which Avanex stockholders received 5.426 shares of Bookham common stock for every share of Avanex common stock. At the closing, each outstanding option to purchase Avanex common stock was converted into an option to purchase 5.426 shares of Oclaro common stock, each outstanding Restricted Stock Unit (RSU) payable for Avanex common stock was converted into an RSU payable for 5.426 shares of Oclaro common stock, and certain outstanding warrants to purchase Avanex common stock were converted into warrants to purchase 5.426 shares of Oclaro common stock per Avanex share of common stock.